Exhibit 4.9

LAND COURT SYSTEM	REGULAR SYSTEM
After Recordation, Return by Mail D Pick-up D Phone#:

Document Contains 11 Pages
Tax Map Key No. (3) 7-3-043-063

SUBLESSOR'S CONSENT TO MORTGAGE OF SUBLEASE K-4;

ESTOPPEL CERTIFICATE AND SUBORDINATION AGREEMENT

I.	CONSENT.

The NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY, STATE OF HAWAII (the "Sublessor"), the (i) lessee under that certain unrecorded General Lease No. S-5619, made by and between the STATE OF HAWAII, BY ITS BOARD OF LAND AND NATURAL RESOURCES (the "Lessor") and Lessee-Sublessor dated July 13, 2001, as amended (the "Master Lease"), which consolidated General Lease No. S-4717 and General Lease No. S-5157, and (ii) sublessor under that certain Sublease K-4, entered into by and between the Sublessor and CYANOTECH CORPORATION, a Nevada corporation (the "Sublessee-Mortgagor"), dated December 29, 1995, as amended by Supplemental Agreement No.1 to Amend Sublease K-4, dated November21, 1996, a short form of which is dated April 21, 2000, and recorded in the Bureau of Conveyances of the State of Hawaii (the "Bureau"), as Document No. 2000-056138, and by Supplemental Agreement No.2 dated March 9, 2012, but effective as of February 1, 2012 (the "Sublease"), DOES HEREBY CONSENT to the Mortgage, Security Agreement and Financing Statement dated JULY 30, 2015 recorded in said Bureau as Document No. (the "Mortgage"), made by the Sublessee-Mortgagor, to FIRST FOUNDATION BANK, a California corporation (the "Mortgagee"), intended to be recorded in said Bureau concurrently herewith, covering the Sublease, upon the following terms and conditions:

A.	Enforcement of Mortgage.

In the event of any default by the Sublessee-Mortgagor under the Mortgage, the Mortgagee shall have the right to enforce the Mortgage and acquire title to the subleasehold estate in any lawful way, and pending foreclosure of the Mortgage may take possession of and rent the premises demised by the Sublease, and upon foreclosure thereof or assignment of the Sublease to the Mortgagee in lieu of foreclosure, the Mortgagee may without further consent of the Lessee-Sublessor sell and assign the subleasehold estate by assignment in which the assignee shall expressly assume and agree to observe and perform all of the covenants of the sublessee under the Sublease, including but not limited to the specific purpose as set forth in Exhibit A of the Sublease and such assignee may make a purchase money mortgage of the Sublease to the Mortgagee, provided that upon execution of any such assignment or mortgage, a true copy thereof shall be delivered promptly to the Lessee-Sublessor and that no other or further assignment of the Sublease shall be made without complying with the terms of the Sublease. The Mortgagee or any tenant of the Mortgagee pending foreclosure shall be liable to perform the obligations imposed upon the sublessee by the Sublease only during the period such party has possession or ownership of the subleasehold estate. Nothing contained in the Mortgage shall release or be deemed to relieve the Sublessee-Mortgagor from the full and faithful observance and performance of the sublessee's covenants under the Sublease or from any liability for the nonobservance or nonperformance thereof, nor be deemed to constitute a waiver of any rights of the Lessee-Sublessor under the Sublease, and the terms, covenants and conditions of the Sublease shall control in case of any conflict with the provisions of the Mortgage, except as herein set forth.

B.	Protection of Mortgagee.

1.	Sublessee-Mortgagee Default.

The Lessee-Sublessor will not take any action to terminate the Sublease, or incur any expenses reimbursable by the sublessee, by reason of the bankruptcy or insolvency of the Sublessee-Mortgagor or because of the occurrence of any default thereunder, if the Mortgagee shall, after the receipt of written notice from the Lessee-Sublessor of intention to terminate the Sublease for any such cause and within the time period specified in paragraph 39 of the Sublease (the "Cure Period"), either remedy such default, if the default is a monetary default, or, if such is not the case, shall undertake in writing to perform all covenants and conditions of the sublessee under the Sublease until such time as the Sublease shall be assigned upon foreclosure pursuant to the Mortgage or assigned in lieu of foreclosure or until such time as the default of the Sublessee-Mortgagor shall be cured. If such default shall be the failure of the Sublessee-Mortgagor to promptly discharge or cause to be discharged any lien, charge or encumbrance which may be filed against the demised premises or improvements thereon junior in priority to the Mortgage, the Mortgagee may remedy such default by effecting the foreclosure of the Mortgage, and such default shall be deemed to be remedied within the Cure Period if such foreclosure proceedings are instituted within such period and thereafter prosecuted in a diligent and timely manner.

2.	Management Company Operation of Leased Premises Option.

Provided that (i) Mortgagee cures the default as set forth in the written notice from the Lessee-Sublessor, within the Cure Period, and continues to make the required payments under the Sublease to the Lessee-Sublessor, and assumes Sublessee-Mortgagor's other obligations under the Sublease and (ii) Mortgagee has succeeded to the interest of Sublessee-Mortgagor under the Sublease as a result of foreclosure proceedings, the exercise of a power of sale granted by the Mortgage, the assignment of a lease in lieu of foreclosure, or through other means, then Mortgagee shall have the right, but not the obligation, to contract with a management company to enter into possession of the leased premises for the purpose of operating the Sublessee-Mortgagor's facilities and business. In the event that Mortgagee elects (i) to cure the default under the Sublease; and (ii) to contract with a management company, Mortgagee agrees to promptly give written notice of such election and the name and address of the management company to the Lessee-Sublessor, as the case may be. Mortgagee further agrees that the management company so selected shall have past and sufficient experience in the industry of operating Sublessee-Mortgagor's facilities and business. Notwithstanding the fact that Lender has cured any defaults, or makes and continues to make the required payments under the Sublease as a result of foreclosure proceedings through the exercise of a power of sale granted by the Mortgage, or the assignment of a lease in lieu of foreclosure, or through other means, or has contracted with a management company to operate the Sublessee-Mortgagor's facilities and business, Mortgagee's only obligation under the Sublease is to fulfill all obligations under the Sublease and make the required payments for the period of time that either Mortgagee or the management company is in possession of the leased premises and is operating such facilities. The Lessee-Sublessor expressly agrees, acknowledges and understands that by the fact that Mortgagee has succeeded to the interest of the Sublessee-Mortgagor as set forth above, Mortgagee has not and will not become legally obligated under the Sublease, except for the making of the required payments and for compliance with the obligations under the Sublease for the period of time that Mortgagee or the management company is in possession of the leased premises.

3.	Sublessee-Mortgagee Bankruptcy.

In the event of the commencement of a bankruptcy proceeding concerning the Sublessee-Mortgagor, the Lessee-Sublessor agrees and acknowledges that the actual or deemed rejection of the Sublease (or any "New Sublease" entered into pursuant to the terms of this Agreement) under any provision of the Bankruptcy Code (Title 11, United States Code) or any successor law having similar effect, shall not effect a termination of the Sublease or affect or impair the Mortgagee's lien thereon or rights with respect thereto; provided, however, that this provision is not intended and shall not be deemed to confer any rights or benefits upon the Sublessee-Mortgagor or the Sublessee-Mortgagor's bankruptcy trustee.

If it appears necessary to the Mortgagee, in order to give legal or practical effect to the preceding sentence, the Lessee-Sublessor agrees that promptly upon the written request of the Mortgagee, the Lessee-Sublessor will enter into a new sublease ("New Sublease") of the demised premises to the Mortgagee or its designee (the "New Sublessee") on the following terms and conditions:

(a)    The New Sublease shall be for the remainder of the term of the Sublease, effective as of the effective date of the rejection of the Sublease, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which are not applicable or which have already been fulfilled) of the Sublease;

(b)    The Mortgagee shall pay or cause to be paid to the Lessee-Sublessor at the time of the execution and delivery of such New Sublease, any and all sums which are at the time of execution and delivery thereof due under the Sublease and, in addition thereto, all reasonable expenses, including reasonable attorneys' fees, which the Lessee-Sublessor shall have incurred by reason of the actual or deemed rejection of the Sublease and the execution and delivery of the New Sublease, and the New Sublessee shall undertake, by executing the New Sublease, to perform all covenants and conditions of the New Sublease until such time as the New Sublease shall be assigned by the New Sublessee;

(c)    Any New Sublease made pursuant to this Agreement shaH be prior to any mortgage or other lien on, or charge or encumbrance on the fee or leasehold interest in the demised premises which was subordinate to the Sublease, and the New Sublessee shall have the same right, title and interest in and to the demised premises and the buildings and improvements thereon as the Sublessee-Mortgagor had under the Sublease;

(d)    The New Sublessee may assign such New Sublease and shall thereupon be released from all liability for the performance or observance of the covenants and conditions in such New Sublease contained on the sublessee's part to be performed and observed from and after the date of such assignment, provided that any assignment by the New Sublessee shall be subject to paragraphs 30 and 31 of the Sublease.

II.	Estoppel Certificates.

A.	Lessee-Sublessor's Certificate.

The Lessee-Sublessor hereby certifies to the Mortgagee that as of the date hereof (1) the Master Lease and the Sublease are in full force and effect and unmodified by any instruments, except as may be hereinabove provided and Lessee-Sublessor agrees to provide Mortgagee with a copy of any agreement between the Lessor and the Lessee-Sublessor modifying, canceling or surrendering the Master Lease at least forty-five (45) days prior to the effective date of such agreement; and that no agreement between the Lessee-Sublessor and the Sublessee-Mortgagor modifying the Sublease shall be effective without forty-five (45) days prior written notice to the Mortgagee, provided that any modification to the Sublease which would materially affect the Mortgagee's interest under the Mortgage, including, but not limited to any canceling or surrendering of the Sublease, and which is objected to by the Mortgagee shall not be effective; (2) the Sublessee-Mortgagor is not in default in the payment of rent under the Sublease or in the performance or observance of any covenant or condition to be performed or observed by the Sublessee-Mortgagor thereunder; (3) no event has occurred which authorizes, or with the lapse of time will authorize, the Lessee-Sublessor to terminate the Sublease; and (4) the execution and delivery by the Sublessee-Mortgagor of the Mortgage will constitute neither a breach of the Sublessee-Mortgagor's obligations as sublessee under the Sublease, nor an event of default thereunder.

B.	Sublessee-Mortgagor's Certificate.

The Sublessee-Mortgagor hereby certifies to the Mortgagee that as of the date hereof(!) the Sublease is in full force and effect and unmodified by any instruments, except as may be hereinabove provided; (2) the Sublessee-Mortgagor is not in default in the payment of rent under the Sublease or in the performance or observance of any covenant or condition to be performed or observed by the Sublessee-Mortgagor thereunder; (3) no event has occurred which authorizes, or with the lapse of time wiii authorize, the Lessee-Sublessor to terminate the Sublease; and (4) the execution and delivery by the Sublessee-Mortgagor of the Mortgage will constitute neither a breach of the Sublessee-Mortgagor's obligations as sublessee under the Sublease, nor an event of default thereunder.

III.	Subordination Aifeement.

Subordination of Personal Property Lien Rights. The Lessee-Sublessor hereby subordinates any lien rights it may have in the Personal Property (defined below) under the Sublease, and all rights of levy, possession or sale it may have in the Personal Property, for unpaid rent or other payments due and payable to the Lessee-Sublessor, to the security interest and lien of the Mortgagor in the Personal Property under the Mortgage and other security agreements and financings statements; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall the subordination of Personal Property include the subordination of the Lessee-Sublessor's interest in any buildings, structures and improvements placed, installed or constructed on, within, under, over or across the Premises or the Lessee Sublessor's interest in the leased premises. As used herein, "Personal Property" means all goods, materials, supplies, chattels, furniture, inventory, equipment, machinery, accounts, and other personal property of the Sublessee-Mortgagor, whether now owned or hereafter acquired by the Sublessee-Mortgagor, and the proceeds and products thereof, and all replacements, substitutions, additions and accessions thereto; provided that any real property and improvements on the land are not included as part of this definition.

Mortgagee or its agents may, at no expense to the Sublessee-Mortgagor, in accordance with the terms of agreements between Mortgagee and Sublessee-Mortgagor, enter onto the leased premises at any time or times in which the leased premises are open to the public and take possession of, sever or remove the Personal Property or any part thereof, and said Personal Property upon severance and/or removal may be sold, transferred or otherwise disposed of by Mortgagee free and discharged of all liens, claims, demands, rights or interests of the Sublessee-Mortgagor. Mortgagee, or its representatives, may advertise and conduct public auctions or private sales of the Personal Property at the premises, and the Sublessee-Mortgagor shall not interfere with any such auction or sale.

Mortgagee agrees to make such repairs caused by any severance and/or removal of the Personal Property to the extent reasonably necessary to restore the leased premises to its condition immediately prior to such removal. Except as above stated with respect to repairs, Mortgagee shall not be liable for any diminution in value of the premises caused by the absence of personal property actually removed or by any necessity of replacing such removed personal property.

The Lessee-Sublessor agrees not to take any action to terminate the right of Sublessee-Mortgagor to occupy the leased premises or to have the Personal Property located on the leased premises removed without giving Mortgagee written notice of the same and an opportunity to cure any default for a period of time no less than the Cure Period. During such time Mortgagee shall be entitled to cure or cause to be cured any default upon which such termination is based upon the same terms as Sublessee-Mortgagor is entitled to effect such cure. The Lessee-Sublessor will permit Mortgagee to remain on the leased premises for a period of up to ninety (90) days following receipt by Mortgagee of written notice of such termination and direction that the Personal Property be removed, provided that within ten (l 0) days of its receipt of such notice Mortgagee notifies the Lessee-Sublessor of its wish to maintain occupancy of the leased premises, and the period of such occupancy. Mortgagee, upon giving such notice, shall be obligated to pay to the Lessee-Sublessor the rents, installments or other amounts due the Lessee-Sublessor with respect to the leased premises for the period of Mortgagee's occupancy. Mortgagee's right to occupy the leased premises pursuant to the preceding two sentences shall be extended, at Mortgagee's request and subject to payment by Mortgagee as aforesaid, for any period Mortgagee is prohibited from selling the Personal Property due to the imposition of the automatic stay under the Bankruptcy Code. In the event Mortgagee is not seeking to enforce its lien on the real property, but is only enforcing its security interest in the Personal Property, Mortgagee shall not be liable to the Lessee-Sublessor for any unpaid or unperformed obligations of Sublessee-Mortgagor to the Lessee-Sublessor for the period prior to the effective date of Mortgagee accepting occupancy pursuant to the foregoing provisions, nor shall Mortgagee be liable for any such obligations arising after its period of occupancy.

IV.	Miscellaneous.

As used herein, the terms "Lessee-Sublessor", "Sublessee-Mortgagor"and "Mortgagee" shall mean and include the Lessee-Sublessor, the Sublessee-Mortgagor and the Mortgagee named above and their respective heirs, executors, personal representatives, successors in trust and assigns. Where there is more than one Lessee-Sublessor, Sublessee-Mortgagor or Mortgagee, the use of the singular shall be construed to include the plural wherever the context shall so require. The use of any gender herein shall include all genders.

This instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatories to the original or the same counterparts. In making proof of this instrument, it shall not be necessary to produce or account for more than one such counterpart. For all purposes, duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

IT IS UNDERSTOOD that, except as specifically provided herein, should there be any conflict between the terms of the Sublease and the terms of this Consent, the former shall control.

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IN WITNESS WHEREOF, the Sublessor and the Sublessee-Mortgagor have executed these presents on this 14th  day of August, 2015.

SUBLESSOR:	NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY

APPROVED AS TO FORM	By /s/ Gregory Barbour

Its Executive Director
/s/ Bryan C Ya

Deputy Attorney General
Dated: 8/11/15

SUBLESSEE-MORTGAGOR:	CYANOTECH CORPORATION, a Nevada corporation

By /s/ Gerald Cysewski
GERALD CYSEWSKI
Its Executive Vice President

By /s/ Jolé Deal
JOLE DEAL
Its Chief Financial Officer

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